Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	AT FINANCIAL RELATIONS BOARD: Tricia Ross Analyst Contact (213) 486-6544

IMMEDIATE RELEASE:

February 3, 2009

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER OF FISCAL 2009

EPS of $(0.02)

$45 Million Cash Position

Total Revenue of $166 Million

SOUTH JORDAN, UTAH, FEBRUARY 3, 2009 (NYSE: HW) – HEADWATERS INCORPORATED today announced results for its December 31, 2008 quarter, the first quarter of fiscal 2009.

Highlights for the quarter:

•	All 11 planned clean coal facilities operational and qualified for refined coal tax credits

•	Total coal cleaning production capacity of approximately 5 million tons

•	Record coal cleaning production in the quarter of over 400,000 tons

•	$42 million cash flow from operations

•	$17.6 million reduction in total debt through convertible debt exchange

•	$90 billion infrastructure funding included in House stimulus package

•	California adopted its Climate Plan to reduce CO2

Operating Results

Headwaters’ Section 45K business terminated as of December 31, 2007 and the mortar/stucco business was sold in the March 2008 quarter. Net income adjusted to eliminate Section 45K and the mortar/stucco business with respect to the December 2007 quarter is shown in the attached Condensed Consolidated Statement of Operations. Headwaters’ total revenue for the December 2008 quarter was $166.2 million, compared to $186.2 million for the December 2007 quarter, excluding Section 45K and the mortar/stucco business. Gross profit decreased from $49.3 million in the December 2007 quarter, excluding Section 45K and the mortar/stucco business, to $31.6 million in the December 2008 quarter. The net loss in the December 2008 quarter of $(0.9) million, or $(0.02) per diluted share, compares to a net loss of $(0.4) million or $(0.01) per diluted share in the December 2007 quarter, excluding Section 45K and the mortar/stucco business.

Operating Performance

Energy Segment

Coal revenue in the December 2008 quarter was $12.3 million, compared to $1.4 million in the December 2007 quarter. Headwaters sold 336,000 tons of coal (including 96,000 tons in our tolling operations) in the December 2008 quarter, compared to 85,000 tons (including 59,000 tons in tolling operations) in the December 2007 quarter, a nine-fold increase in merchant facility tons sold. Average revenue per ton for non-tolling product sold in the December 2008 quarter was $52, compared to $43 in the December 2007 quarter. Coal revenue in December 2008 declined from the September 2008 quarter due primarily to the rapid decline in demand and pricing for metallurgical coal. However, the coal cleaning business had its highest quarterly production to date with over 400,000 tons produced.

As of December 31, 2008, a total of eleven coal cleaning facilities were in operation, at various stages of ramp-up, with annual projected capacity of 5 million tons of clean coal. We believe that by placing the facilities in service by December 31, 2008, the facilities qualifed for the refined coal tax credit, resulting in a potential tax credit of more than $6.00 per ton for coal sold into the steam market. However, our operating income was burdened by ramp up and initial operating costs incurred in the quarter compounded by start up production levels. It is expected that operating costs as a percent of revenue will remain high until the facilities are operating at more normal levels. When the ramp up is completed we believe the facilities’ operating margins will be in the 20% range, subject to coal pricing and operating conditions.

Due to the decline in metallurgical coal sales and overall soft demand for domestic steam coal, our 2009 coal sales are expected to be below previous estimates. Effective last week, the Pinnacle Mine, at which we have a coal cleaning facility producing high grade metallurgical coal, was shut down. We will take similar action, temporarily shutting down our Pinnacle coal cleaning facility. As a result of market conditions, we will moderate production at our facilities until demand for coal improves. The near term impact from closely monitoring production will be a reduction in our operating costs, and production of coal that will more closely match demand.

Coal Combustion Products

Revenues from coal combustion products (CCPs) in the December 2008 quarter of $67.2 million were $10.2 million lower than in the December 2007 quarter. Eighty percent of the variance from last year was associated with Florida and California, while our business remained strong in the remainder of the country. The gross margin was 30% in 2008 compared to 28% in the December 2007 quarter, and the operating margin of 19% in December 2008 was higher than the operating margin of 18% in December 2007. As a result of better margins, operating income decreased only $1.1 million from the December 2007 quarter to the December 2008 quarter despite the revenue decline.

Other than Florida and California, the market for coal combustion products and utility services continued to be strong because of increased penetration and the basic need for services. The increase in margins reflected improved productivity and lower transportation costs.

Building Products

Revenues from our building products business in the December 2008 quarter were $88.2 million, a decrease of 17% from $106.5 million in the December 2007 quarter, after adjustment for the mortar/stucco business. The gross margin of 20% in 2008 decreased from the 2007 gross margin of 29%, and the operating margin of negative (4)% in the December 2008 quarter was lower than the operating margin of 7% in the December 2007 quarter, after adjustment for the mortar/stucco business.

The decline in revenue and margins is primarily the result of the down cycle in new residential construction and remodeling markets, partially offset by increased sales of new building products and cost reduction initiatives.

Looking Forward

Headwaters’ diluted earnings per share from ongoing operations, excluding the goodwill impairment charge of $205 million and Section 45K results, was approximately $0.27 in fiscal 2008. We previously forecasted substantial growth in fiscal 2009 and provided an earnings per share estimate of $0.70 to $0.95 per diluted share. The forecasted growth was directly related to the expected ramp up of our coal cleaning business and a slowing of the decline in our building products segment. However, the global recession has led to a decline in steel production, causing metallurgical coal demand and prices to fall dramatically. In addition, domestic steam coal demand and pricing have softened, corresponding to the drop in energy demand, falling exports, and high utility inventories. We will not know the extent of the decline in metallurgical coal demand or prices until later in our fiscal year. In response, we are refocusing our sales from metallurgical coal to the domestic steam market and monitoring production to match steam coal sales.

During the December quarter, new residential construction declined more quickly and deeply than anticipated, leading to a greater reduction in sales volume than was previously anticipated.

The recession has resulted in higher unemployment, adding to the foreclosure rate, putting additional homes on the market and further reducing the demand for new construction.

Because of the softening of overall coal demand, particularly metallurgical coal, and the rapid decline in commercial and residential construction, Headwaters’ ability to forecast earnings has become more difficult. We are resetting our earnings guidance for fiscal 2009 to a range of $0.35 to $0.70 of earnings per diluted share, before consideration of goodwill impairment. The high end of the earnings forecast uses several key assumptions including that metallurgical coal pricing will settle in the range of $125 per ton and we will be able to sell approximately 20% of our coal production into the metallurgical markets. Further, assumptions include stabilizing the residential construction and remodeling markets to current levels, and fly ash consumption comparable to 2008.

Headwaters revenue and income are very seasonal. A very large percentage of our revenue and nearly all of our operating income is generated in the June and September quarters. From an earnings per share perspective, all of our estimated earnings will be generated in the last two quarters of the fiscal year.

Our effective tax rate for fiscal 2008, excluding the effect of the goodwill impairment charge, was 29%. We currently project that our effective tax rate for fiscal 2009 will be less than 20% as a result of projected refined coal tax credits. Interest expense is projected to be approximately $35 million in fiscal 2009 and depreciation and amortization is projected to be approximately $90 million.

Capital Structure / Indebtedness

In December 2008, we issued $63.3 million in principal amount of new 16% convertible senior subordinated notes due 2016, with a put provision in 2012, in exchange for the extinguishment of $80.9 million of 2.875% convertible senior subordinated notes due 2016 with a put provision in 2011. A gain of $17.6 million was recognized on this extinguishment of debt. The components of our debt structure as of December 31, 2008 are shown in the following table:

(in millions)	Amount Outstanding		Interest Rate	Maturity
Senior secured first lien term loan		$200.0	LIBOR + 4.50%	April 2011
Senior revolving credit facility ($60.0 million available less outstanding letters of credit of approximately $10.1 million)		$0	LIBOR + 4.50%	September 2009
Convertible senior subordinated notes	$ $ $	160.0 91.6 63.3	2.50% 2.875% 16%	February 2014 June 2011 June 2012
Total		$514.9

Headwaters has no debt repayment requirements until 2011. Headwaters is in compliance with all debt covenant requirements at December 31, 2008. We monitor our debt covenants on a regular basis and believe we have several potential actions that could be initiated should a debt covenant violation become imminent. The following table highlights certain debt coverage and balance sheet ratios using period end balances and the trailing twelve months (TTM) EBITDA:

	9/30/07	9/30/08	12/31/08
Current Ratio	1.88	2.08	2.11
Total Indebtedness to TTM EBITDA	1.82	3.88	4.01
Senior Indebtedness to TTM EBITDA	0.72	1.54	1.65
TTM EBITDA (in millions)	$301.2	$142.1	$133.3

EBITDA is used to make computations of required debt leverage ratios. Headwaters’ TTM EBITDA, as defined in our senior debt agreement, is calculated as follows:

(in millions)	9/30/07	9/30/08	12/31/08
Net Income (Loss)	$20.1	$(169.7)	$(180.5)
Net Interest Expense	31.1	23.8	26.7
Income Taxes, as defined	69.8	2.2	0.6
Depreciation and Amortization, as defined	82.2	74.2	77.2
Impairments, as defined	98.0	211.6	209.3
TTM EBITDA	$301.2	$142.1	$133.3

Commentary and Outlook

“Our income in the December quarter was substantially impacted by our coal cleaning business in two ways; a significant drop in coal sales due to the change in demand for metallurgical coal and higher than expected ramp up costs of new coal cleaning facilities with minimal revenue to support the costs,” stated Steven G. Stewart, Headwaters’ Chief Financial Officer. “Our overall performance in coal combustion products was as expected, and the building products segment performed reasonably well in a very difficult housing market.”

“Clearly our coal cleaning performance in the December quarter reflected a new start up business, but we are now well positioned to benefit from our production platform when the world economies rebound and energy demand resumes,” said Kirk A. Benson, Chairman and Chief Executive Officer. “We are addressing the issues associated with coal cleaning start up, and looking at opportunities to gain efficiencies in coal cleaning and across the board in all of our operations. Even with the headwinds facing us, we continue to expect earnings growth over last year’s results, excluding the goodwill impairment charge and Section 45K business, particularly driven by coal cleaning and a strong showing in coal combustion products.”

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 10, 2009 by dialing 800 405-2236 or 303-590-3000 and entering code 11125745.

About Headwaters Incorporated

Headwaters Incorporated’s vision is to improve sustainability by transforming underutilized resources into valuable products. Headwaters is a diversified growth company providing products, technologies and services to the energy, construction and home improvement industries. Through its energy, coal combustion products, and building products businesses, the Company earns a revenue stream that helps to provide the capital to expand and acquire synergistic new business opportunities.

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the production and marketing of cleaned coal, the production and marketing of hydrogen peroxide, the licensing of resid hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters. Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, hydrogen peroxide, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, or the negative of such terms,may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2008, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors. Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our reports can be accessed through the investor relations section of our web site.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2007	2008
Revenue:
Building products	$114,766	$88,227
Coal combustion products	77,426	67,226
Energy	56,705	10,713

Total revenue	248,897	166,166
Cost of revenue:
Building products	81,836	70,264
Coal combustion products	55,908	47,060
Energy	48,097	17,201

Total cost of revenue	185,841	134,525

Gross profit	63,056	31,641
Operating expenses:
Amortization	5,512	5,745
Research and development	4,141	3,461
Selling, general and administrative	35,029	31,608

Total operating expenses	44,682	40,814

Operating income (loss)	18,374	(9,173)
Net interest expense	(5,844)	(8,691)
Other income (expense), net	3,983	17,435

Income (loss) before income taxes	16,513	(429)
Income tax provision	(6,600)	(450)

Net income (loss)	$9,913	$(879)

Basic earnings (loss) per share	$0.24	$(0.02)

Diluted earnings (loss) per share	$0.23	$(0.02)

Weighted average shares outstanding — basic	41,888	41,361

Weighted average shares outstanding — diluted	47,778	41,361

Operating income (loss) by segment:
Building products	$8,715	$(3,307)
Coal combustion products	14,229	13,083
Energy	(194)	(14,638)
Corporate	(4,376)	(4,311)

Total	$18,374	$(9,173)

Reconciliation to adjusted amounts:
Net income (loss) as reported	$9,913	$(879)
Section 45K operations, net of taxes	(6,422)	—

Net income (loss) adjusted for Section 45K operations	3,491	(879)
Mortar/stucco operations, net of taxes	(3,844)	—

Net income (loss) adjusted for Section 45K and mortar/stucco operations	$(353)	$(879)

Diluted earnings (loss) per share adjusted for Section 45K and mortar/stucco operations	$(0.01)	$(0.02)

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2008	December 31, 2008
Assets:
Current assets:
Cash and cash equivalents	$21,637	$45,228
Trade receivables, net	117,595	76,513
Inventories	53,068	54,594
Other	48,086	41,579

Total current assets	240,386	217,914
Property, plant and equipment, net	304,835	309,079
Intangible assets, net	226,168	220,521
Goodwill	582,111	582,111
Other assets	48,486	42,181

Total assets	$1,401,986	$1,371,806

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,688	$24,652
Accrued liabilities	88,041	78,708

Total current liabilities	115,729	103,360
Long-term debt	532,500	514,926
Income taxes	105,467	105,290
Other long-term liabilities	16,738	15,367

Total liabilities	770,434	738,943

Stockholders’ equity:
Common stock - par value	42	42
Capital in excess of par value	509,977	511,320
Retained earnings	130,394	129,515
Other	(8,861)	(8,014)

Total stockholders’ equity	631,552	632,863

Total liabilities and stockholders’ equity	$1,401,986	$1,371,806